UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2009

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant's Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2009, Philip J. Koning announced that he is retiring from his service with Macatawa Bank Corporation (the "Corporation") and its affiliates. Mr. Koning resigned from the Board of Directors of Macatawa Bank effective December 4, 2009. Mr. Koning's employment in all other positions with the Corporation and its affiliates will end May 20, 2010. Mr. Koning served as the Corporation's President and Co-Chief Executive Officer from February 9, 2009 until August 12, 2009.

There is no disagreement, known to an executive officer of the Corporation, as defined in 17 CFR 240.3b-7, between the Corporation and Mr. Koning.

Pursuant to his retirement, Mr. Koning and the Corporation entered into a Separation and General Release Agreement (the "Agreement"), a copy of which is filed with this report as Exhibit 10.1, and which is here incorporated by reference. Under the Agreement, Mr. Koning's current salary and benefits will continue for the remainder of his term of employment and certain shares of restricted stock held by Mr. Koning will, subject to certain exceptions, vest and no longer be subject to forfeiture as of May 20, 2010.

Item 8.01	Other Events.

Preferred Stock

The Corporation has issued and outstanding certain shares of its Series A Noncumulative Convertible Perpetual Preferred Stock, liquidation value of $1,000 per share, and certain shares of its Series B Noncumulative Convertible Perpetual Preferred Stock, liquidation value of $1,000 per share (collectively, the "Preferred Stock").

On December 4, 2009, the Board of Directors of the Corporation resolved that it will not declare or pay any cash dividends on the Preferred Stock until further action by the Board of Directors. During the period that the Corporation does not declare and pay cash dividends on its Preferred Stock, it may not declare or pay any cash dividends on the Corporation's common stock.

Trust Preferred Securities

The Corporation has two outstanding issuances of trust preferred securities from the following two trusts: (i) on July 15, 2003, the Corporation issued $20,000,000 in trust preferred securities through Macatawa Statutory Trust I, a Connecticut trust; and (ii) on March 18, 2004 the Company issued $20,000,000 in trust preferred securities through Macatawa Statutory Trust II, a Delaware trust, (collectively, the "Trusts"). For each Trust, the Corporation has issued a debt instrument to the Trust pursuant to an Indenture that requires quarterly payments of interest and a lump sum payment of principal at the maturity of the debt instrument. Each debt instrument permits the Corporation to defer the payment of interest on the debt instrument for up to twenty consecutive quarterly payments, although interest continues to accrue on the outstanding balance.

On December 4, 2009, the Board of Directors of the Corporation resolved that the Corporation will exercise its right to defer interest payments on the debt instruments of the Corporation related to the Trusts for each Trust for twenty consecutive quarterly periods or until such earlier time as is determined by further action by the Board of Directors. During the deferral period, the Corporation may not declare or pay any dividends on the Corporation's common stock or the Preferred Stock or make any payment on any outstanding debt obligations that rank equally with or junior to the debt instruments.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

	10.1	Separation and General Release Agreement, dated December 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2009	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Separation and General Release Agreement, dated December 4, 2009.